INSURED - - - JOHN DOE
POLICY NUMBER - - 66 000 000
POLICY DATE - - - MAY 1, 2001


NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
(A Delaware Corporation)

THE CORPORATION will pay the benefits of this policy in accordance with its provisions. The pages that follow are also a part of this policy.

RIGHT TO EXAMINE POLICY. Please examine your policy. Within 20 days after delivery, you can return the policy to the Corporation or to the Registered Representative through whom it was purchased. If this policy is returned, the policy will be void from the start and a refund will be made. The amount we refund will equal the greater of the policy's cash value as of the date the policy is returned or the premiums paid, less loans and withdrawals.

VARIABLE LIFE INSURANCE BENEFIT. THE LIFE INSURANCE BENEFIT OF THIS POLICY MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. FURTHER INFORMATION REGARDING THIS BENEFIT IS GIVEN IN THE LIFE INSURANCE BENEFITS SECTION ON PAGE 4 OF THE POLICY.

CASH VALUE. TO THE EXTENT THE POLICY'S CASH VALUE IS ALLOCATED TO THE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT, THE CASH VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY REFLECTING THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT. THE METHOD OF DETERMINING THE CASH VALUE IS DESCRIBED IN THE CASH VALUE AND LOANS SECTION. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

EFFECTIVE DATE OF COVERAGE. Coverage under this policy will take effect on the later of the policy date or the date we receive your initial premium payment.


                                    /s/ FREDERICK J. SIEVERT
                                    President

                                    /s/ GEORGE J. TRAPP
                                    Secretary




MODIFIED SINGLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

Variable Life Insurance Benefit - Modified Single Premium Payments Proceeds Payable at Insured's Death.

AMOUNT OF VARIABLE LIFE INSURANCE OR CASH VALUE PROCEEDS MAY VARY, REFLECTING INVESTMENT EXPERIENCE OF SEPARATE ACCOUNT.

Limited Premium Flexibility - No Premiums Payable on or After Age 100.

Policy is Non-Participating.

302-95

INSURED --  JOHN DOE                                    INSURED'S AGE AND SEX
                                                        AT ISSUE - 35 MALE
POLICY NUMBER --  66 000 000

                                                       INSURED'S CLASS
     POLICY DATE  --  MAY 1, 2002                      OF RISK  --  PREFERRED
     ISSUE DATE  --    MAY 1, 2002

               PLAN  --  NYLIAC SINGLE PREMIUM VARIABLE UNIVERSAL LIFE

INITIAL FACE AMOUNT -- $100,000
DEATH BENEFIT GUARANTEE AMOUNT -- $100,000


BENEFICIARY - MARY DOE, WIFE OF INSURED
OWNER -- AS DESIGNATED IN THE APPLICATION UNLESS CHANGED AS PROVIDED IN THE POLICY.



INITIAL SINGLE PREMIUM: $17,221.39*
GUIDELINE SINGLE PREMIUM: $17,221.39
GUIDELINE ANNUAL PREMIUM: $1,339.19
GUIDELINE SINGLE PAYMENT PERCENTAGE: 100%





* ADDITIONAL UNPLANNED PREMIUMS CANNOT BE PAID ON OR AFTER THE POLICY ANNIVERSARY ON WHICH THE INSURED IS AGE 100, WHICH IS MAY 1, 2067. IF A DEATH BENEFIT GUARANTEE IS NOT IN EFFECT, COVERAGE WILL EXPIRE WHEN THE CASH VALUE LESS SURRENDER CHARGES AND ANY UNPAID LOAN AND ACCRUED INTEREST IS INSUFFICIENT TO COVER THE MONTHLY DEDUCTION. IN ADDITION, BECAUSE POLICY VALUES ARE BASED ON THE INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, PAYMENT OF UNPLANNED PREMIUMS IN ANY FREQUENCY OR AMOUNT MAY NOT GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE UNTIL THE MATURITY DATE. HOWEVER, IF AN AMOUNT OTHER THAN ZERO IS SHOWN AS THE DEATH BENEFIT GUARANTEE AMOUNT ABOVE, COVERAGE IS GUARANTEED NOT TO EXPIRE AS LONG AS THE DEATH BENEFIT GUARANTEE IS IN EFFECT.


MONTHLY DEDUCTION DAY - FIRST DAY OF EACH CALENDAR MONTH










PAGE 2    POLICY DATA      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2

POLICY NUMBER --  66 000 000                              INSURED -  JOHN DOE















THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A RATE THAT WE SET IN ADVANCE AT LEAST ANNUALLY. THIS RATE IS GUARANTEED TO BE AT LEAST 3% PER YEAR.


THE MORTALITY TABLE REFERRED TO IN SECTION 8.18 IS THE COMMISSIONERS' 1980 STANDARD ORDINARY SMOKER OR NONSMOKER TABLE OF MORTALITY.
























PAGE 2 (Cont)   POLICY DATA     NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2

POLICY NUMBER --  66 000 000                              INSURED -  JOHN DOE


                           TABLE OF EXPENSE CHARGES

MONTHLY CHARGES THAT ARE DEDUCTED FROM THE CASH VALUE:

-    A COST OF INSURANCE FOR THE BASIC POLICY.

- AN ADMINISTRATIVE CHARGE THAT WILL NOT EXCEED, ON AN ANNUAL BASIS, .70% OF THE AMOUNT OF CASH VALUE YOU HAVE IN THE SEPARATE AND FIXED ACCOUNTS (INCLUDING ANY LOANED AMOUNTS) AFTER THE COST OF INSURANCE HAS BEEN DEDUCTED.

- A DEFERRED SALES EXPENSE CHARGE THAT WILL NOT EXCEED, ON AN ANNUAL BASIS, 1.00% OF THE AMOUNT OF CASH VALUE YOU HAVE IN THE SEPARATE AND FIXED ACCOUNTS, INCLUDING ANY LOANED AMOUNTS, AND AFTER THE COST OF INSURANCE HAS BEEN DEDUCTED, FOR 10 YEARS AFTER ANY PREMIUM PAYMENT. THE DEFERRED SALES EXPENSE CHARGE INCLUDES (1) A STATE TAX CHARGE, ON AN ANNUAL BASIS, OF .30% AND (2) A FEDERAL TAX (DAC) CHARGE, ON AN ANNUAL BASIS, OF .20%. WE RESERVE THE RIGHT TO CHANGE THESE PERCENTAGES TO CONFORM TO CHANGES IN THE LAW.

- A MORTALITY AND EXPENSE RISK CHARGE THAT WILL NOT EXCEED, ON AN ANNUAL BASIS, .80% OF THE AMOUNT OF CASH VALUE YOU HAVE IN THE SEPARATE ACCOUNT. (DOES NOT APPLY TO THE FIXED ACCOUNT.)

OTHER CHARGES AGAINST THE POLICY:

- PARTIAL WITHDRAWALS ARE SUBJECT TO A PROCESSING CHARGE EQUAL TO THE LESSER OF $25.00 OR 2% OF THE AMOUNT THAT IS BEING WITHDRAWN. THE MINIMUM AMOUNT THAT CAN BE WITHDRAWN IS $500.00.

- WE RESERVE THE RIGHT TO APPLY A CHARGE, NOT TO EXCEED $30, FOR EACH TRANSFER OF FUNDS AFTER THE FIRST TWELVE IN A GIVEN POLICY YEAR BETWEEN INVESTMENT DIVISIONS AND/OR THE FIXED ACCOUNT.

- WE RESERVE THE RIGHT TO MAKE A CHARGE FOR SEPARATE ACCOUNT FEDERAL INCOME TAX LIABILITIES IF THE LAW SHOULD CHANGE TO REQUIRE TAXATION OF SEPARATE ACCOUNTS.




















PAGE 2.1     POLICY DATA      NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2.1

POLICY NUMBER --  66 000 000                              INSURED -  JOHN DOE


INITIAL SINGLE PREMIUM:  $17,221.39


                      TABLE OF MAXIMUM SURRENDER CHARGES


POLICY            PERCENTAGE       MAXIMUM
YEAR              APPLIED          SURRENDER CHARGE
  1                 9%             $1,549.89
  2                 8%             $1,377.68
  3                 7%             $1,205.47
  4                 6%             $1,033.26
  5                 5%             $  861.05
  6                 4%             $  688.84
  7                 3%             $  516.63
  8                 2%             $  344.42
  9                 1%             $  172.21
10 & LATER          0%             $       0




THE MAXIMUM SURRENDER CHARGE IS CALCULATED BY MULTIPLYING THE INITIAL SINGLE PREMIUM BY THE APPLICABLE PERCENTAGE SHOWN IN THE TABLE ABOVE.

A SURRENDER CHARGE, CALCULATED AS AN ANNUALLY DECREASING PERCENTAGE (SHOWN ABOVE) OF THE CASH VALUE AND SUBJECT TO THE MAXIMUM CHARGE ALSO SHOWN ABOVE, WILL BE APPLIED TO A FULL SURRENDER MADE UNDER THIS POLICY IN THE FIRST 9 YEARS. THIS SURRENDER CHARGE WILL NOT BE APPLIED TO ANY AMOUNT PERMITTED TO BE WITHDRAWN FROM THE POLICY WITHOUT INCURRING A SURRENDER CHARGE, AS DESCRIBED IN SECTION 6.3.

A SURRENDER CHARGE MAY BE APPLIED TO ANY PARTIAL WITHDRAWAL TAKEN UNDER THIS POLICY, AS DESCRIBED IN SECTION 6.3 OF THIS POLICY.


















PAGE 2.2     POLICY DATA        NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2.2

               TABLE OF PERCENTAGES FOR LIFE INSURANCE BENEFIT
                     FOR COMPLIANCE WITH IRC SECTION 7702
                            GUIDELINE PREMIUM TEST


     INSURED'S AGE       PERCENT        INSURED'S AGE      PERCENT
     ON POLICY           OF CASH        ON POLICY          OF CASH
     ANNIVERSARY         VALUE          ANNIVERSARY        VALUE
  ----------------    -----------    -----------------  -----------
      0-40               250                68              117
        41               243                69              116
        42               236                70              115
        43               229                71              113
        44               222                72              111
        45               215                73              109
        46               209                74              107
        47               203                75              105
        48               197                76              105
        49               191                77              105
        50               185                78              105
        51               178                79              105
        52               171                80              105
        53               164                81              105
        54               157                82              105
        55               150                83              105
        56               146                84              105
        57               142                85              105
        58               138                86              105
        59               134                87              105
        60               130                88              105
        61               128                89              105
        62               126                90              105
        63               124                91              104
        64               122                92              103
        65               120                93              102
        66               119                94              101
        67               118                95-100          100











PAGE 2.3   POLICY DATA     NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2.3

         TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                      (PER $1,000 OF NET AMOUNT AT RISK)

                                     MALE

 THE RATES SHOWN BELOW ARE BASED ON THE 1980 CSO NONSMOKER TABLE OF MORTALITY

      AGE                      AGE
      18          .13          59          .96
      19          .14          60         1.05
      20          .14          61         1.16
      21          .14          62         1.29
      22          .14          63         1.43
      23          .13          64         1.59
      24          .13          65         1.76
      25          .13          66         1.95
      26          .12          67         2.16
      27          .12          68         2.38
      28          .12          69         2.62
      29          .12          70         2.89
      30          .12          71         3.25
      31          .12          72         3.56
      32          .13          73         3.97
      33          .13          74         4.43
      34          .13          75         4.92
      35          .14          76         5.45
      36          .15          77         6.01
      37          .16          78         6.58
      38          .17          79         7.20
      39          .18          80         7.87
      40          .19          81         8.62
      41          .21          82         9.47
      42          .22          83        10.42
      43          .24          84        11.47
      44          .26          85        12.59
      45          .28          86        13.75
      46          .30          87        14.95
      47          .32          88        16.17
      48          .35          89        17.41
      49          .38          90        18.69
      50          .41          91        20.05
      51          .45          92        21.52
      52          .49          93        23.16
      53          .54          94        25.26
      54          .59          95        28.27
      55          .65          96        33.11
      56          .72          97        41.69
      57          .79          98        58.01
      58          .87          99        83.33




PAGE 2A     POLICY DATA         NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
0295-2A

         WE & YOU
         In this policy, the words "we",             When you write to us,
         "our" and "us" refer to New York            please include the policy
         Life Insurance and Annuity                  number, the Insured's full
         Corporation, and the words                  name, and your current
         "you" and "your" refer to the               address.
         Owner of this policy.

--------------------------------   CONTENTS   --------------------------------

         SECTION           PROVISIONS                                     PAGE
         -------           ----------                                     ----
                           POLICY DATA PAGES

         ONE               LIFE INSURANCE BENEFITS                        4

         TWO               OWNER AND BENEFICIARY                          5

         THREE             PREMIUMS                                       6-7

         FOUR              SEPARATE ACCOUNT                               8-10

         FIVE              FIXED ACCOUNT                                  10

         SIX               CASH VALUE AND LOANS                           11-14

         SEVEN             PAYMENT OF POLICY PROCEEDS                     14-16

         EIGHT             GENERAL PROVISIONS                             16-18

                           APPLICATION - Attached to the Policy

                           RIDERS OR ENDORSEMENTS
                           (IF ANY) - Attached to the Policy




READ YOUR POLICY CAREFULLY.  THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND
US.

















                                    PAGE 3
                                    0295-3

                    SECTION ONE - LIFE INSURANCE BENEFITS


1.1 IS A LIFE INSURANCE BENEFIT PAYABLE UNDER THIS POLICY? We will pay the life insurance proceeds to the beneficiary promptly, when we have proof that the Insured died while the life insurance under this policy was in effect. The proceeds payable under this policy consist of the life insurance benefit of the policy, less any unpaid loan and accrued interest and any past due Monthly Deductions.

1.2 WHAT IS THE LIFE INSURANCE BENEFIT UNDER THIS POLICY? This policy provides a life insurance benefit equal to the greater of the face amount of the policy, which reflects any changes made in accordance with the provisions of this policy, or a percentage of the cash value equal to the minimum necessary for this policy to qualify as life insurance under
     Section 7702 of the Internal Revenue Code, as amended. (See Policy Data page 2.3 for a table of these percentages.)

1.3 WHEN IS A LIFE INSURANCE BENEFIT GUARANTEED TO BE PAID UNDER THIS POLICY? If the initial single premium amount paid is based on 100% of the Guideline Single Premium for the Initial Face Amount shown on the policy data page, a Death Benefit Guarantee is in effect for the policy. At issue, the life insurance benefit is equal to the Death Benefit Guarantee Amount. The Death Benefit Guarantee will not apply if the total premiums paid less any current loan balance and accrued interest is less than the initial single premium. However, premiums and/or loan repayments will be accepted during the Late Period to meet this criterion and have the Death Benefit Guarantee invoked. More details on Late Period processing are described in Section 3.6.

1.4 CAN THE DEATH BENEFIT GUARANTEE AMOUNT CHANGE? Yes. The Death Benefit Guarantee Amount can change when a partial withdrawal is taken (as described in Section 6.6) or when the Insured reaches age 100 (as described in Section 1.6).

1.5 CAN A DEATH BENEFIT GUARANTEE BE REINSTATED? The Death Benefit Guarantee can only be reinstated under the provisions of Sections 3.8 and 3.9.

1.6 DOES THE DEATH BENEFIT GUARANTEE END WHEN THE INSURED REACHES AGE 100? This policy matures on the policy anniversary on which the Insured is age 100 (as defined in Section 8.6). When this happens, the Death Benefit Guarantee Amount will be the greater of the Death Benefit Guarantee Amount at maturity or the cash value. On that policy anniversary when the Insured is age 100, the cash value will be moved into a cash management account. Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from this cash value. However, if there is an outstanding loan, loan interest will continue to be charged beyond age 100. The designated beneficiary will be paid the Death Benefit Guarantee Amount, less any outstanding loan and accrued interest, at the Insured's death.

     If you prefer, you can advise us prior to the date the policy matures, that you want to remain invested in the Investment Division of the Separate Account and not have the Death Benefit Guarantee continue as described above. Or, you can choose to surrender the policy for its cash surrender value.

1.7 WHAT HAPPENS WHEN THE INSURED REACHES AGE 100 AND THERE IS NO DEATH BENEFIT GUARANTEE IN EFFECT? Beginning on the anniversary on which the Insured is age 100 (as defined in Section 8.6), the face amount of this policy shown on the Policy Data page will no longer apply. Instead, the life insurance benefit of this policy will equal the cash value as defined in Section 6.1. Other than the Mortality and Expense Risk Charge, no further monthly deductions will be made from this cash value. You can surrender the policy for the cash surrender value proceeds by submitting to us a signed written request that gives us the facts that we need. If this policy is still in force upon the death of the Insured, the life insurance benefit will be paid to the beneficiary. We will deduct any unpaid loan and accrued interest.



                                    PAGE 4
                                    0295-4

                     SECTION TWO - OWNER AND BENEFICIARY


2.1 WHO IS THE OWNER OF THIS POLICY? The owner of this policy is shown on the Policy Data page. In this policy, the words "you" and "your" refer to the policyowner.

2.2 CAN A SUCCESSOR TO THE OWNER BE NAMED? Yes, a successor owner can be named in the application, or in a notice you sign which gives us the facts that we need. If you die before the successor owner, the successor owner will become the new owner. If no successor owner survives you and you die before the Insured, your estate becomes the new owner.

2.3 HOW IS THE OWNER OF THIS POLICY CHANGED? You can change the owner of this policy, in a notice you sign which gives us the facts that we need. This change will take effect as of the date you sign the notice, subject to any payment we made or action we took before recording this change. When this change takes effect, all rights of ownership pass to the new owner. Changing the owner does not change the beneficiary.

2.4 CAN A BENEFICIARY BE CHANGED? While the Insured is living, you can change a beneficiary in a notice you sign which gives us the facts that we need. This change will take effect as of the date you signed the notice, subject to any payment we made or action we took before recording the change.

2.5 CAN MORE THAN ONE BENEFICIARY BE NAMED FOR THIS POLICY? Yes, one or more beneficiaries for any life insurance proceeds can be named in the application. If more than one beneficiary is named, they can be classed as first, second and so on. If 2 or more are named in a class, their shares in the proceeds are equal, unless you state otherwise. The stated shares of the proceeds will be paid to any first beneficiaries who survive the Insured. If no first beneficiaries survive, payment will be made to any beneficiaries surviving in the second class, and so on.

2.6 WHAT HAPPENS IF NO BENEFICIARY IS LIVING WHEN THE PROCEEDS BECOME PAYABLE? If no beneficiary for the life insurance proceeds, or for a stated share, survives the Insured, the right to these proceeds, or this share, will pass to you. If you are the Insured, this right will pass to your estate.

2.7 WHAT IF THE BENEFICIARY AND THE INSURED DIE AT THE SAME TIME? Unless stated otherwise in the policy or in your signed notice which is in effect at the Insured's death, if any beneficiary dies at the same time as the Insured, or within 15 days after the Insured but before we receive proof of the Insured's death, we will pay the proceeds as though that beneficiary died first.


                           SECTION THREE - PREMIUMS


3.1 ARE THERE ANY LIMITATIONS TO THE AMOUNT OF PREMIUMS THAT CAN BE PAID? Your Initial Single Premium must be based on either 100% of the Guideline Single Premium or 80% of the Guideline Single Premium for the amount of insurance you have selected and at the class of risk your policy is issued. The Initial Single Premium and its applicable Guideline Single Payment Percentage are shown on the Policy Data Page. Premiums can not be paid if such payments would cause the policy to no longer qualify as Life Insurance, as defined under the guideline premium test requirements of
     Section 7702 of the Internal Revenue Code of 1986, as amended. If the premium paid during any policy year exceeds the maximum permitted under the Internal Revenue Code, we will return any such excess within 60 days after the end of the policy year in which the payment was made, with interest at a rate never less than 3% annually. No premium will be refused or returned if it is necessary to continue coverage.





                                    PAGE 5
                                    0295-5

3.2 WHAT ARE UNPLANNED PREMIUMS? Unplanned premiums are payments you can make in addition to the Initial Single Premium.

3.3 WHAT UNPLANNED PREMIUM WILL BE ALLOWED? Provided the Insured is living and payment is made prior to the policy anniversary on which the Insured is age 100, unplanned premium payments can be paid within Guideline Limits as specified under Section 7702 of the Internal Revenue Code of 1986, as amended. The unplanned premium can not exceed the greater of:
     (a) the Guideline Single Premium, less the sum of all prior premiums paid or (b) the sum of the Guideline Annual Premiums to the date of payment less the sum of all prior premiums paid. If the Initial Single Premium paid at issue is 80% of the Guideline Single Premium, then unplanned premiums may be paid up to an amount that equals the Guideline Single Premium (less the sum of prior premiums paid.) Partial withdrawals may affect the premiums that can be paid. If an unplanned premium payment would result in an increase in the life insurance benefit greater than the increase in the cash value, we reserve the right to require proof of insurability before accepting that payment (which is subject to a $500 minimum unless we agree otherwise) and applying it to the policy.

     An additional premium can be paid at our Home Office or at any other location that we indicate to you in writing. Our acceptance of any unplanned premium payments under this option will not purchase a Death Benefit Guarantee. Any unplanned premiums that we receive will first be applied to reduce an outstanding loan and any interest due.

3.4 HOW ARE YOUR PREMIUM PAYMENTS ALLOCATED? After the expiration of the policy's Examination Period described on the front cover, your initial premium payment is applied to the Separate Account and/or Fixed Account in accordance with your premium allocation election and before any other deductions due are made. Any unplanned premium payments not used to repay a loan or loan interest will be allocated to the Separate Account or Fixed Account in accordance with your premium allocation in effect at the time we receive your payment.

3.5 CAN YOUR PREMIUM ALLOCATION ELECTION BE CHANGED? Yes, you can change your premium allocation election stated in the application by submitting a signed written request. Your allocation percentages must total 100%. Each percentage must be either zero, or a whole number which is at least 1%. This change will take effect on the date we receive the signed request.

3.6 WHAT HAPPENS IF THE POLICY VALUE IS NOT SUFFICIENT TO COVER POLICY CHARGES? If, on a Monthly Deduction Day, the cash surrender value is less than the Monthly Deduction Charge for the next policy month, how the policy will continue will depend on whether or not a Death Benefit Guarantee is in effect, based on the result of the test described in
     Section 1.3.

     If the Death Benefit Guarantee is in effect and there is no outstanding loan, the policy will continue for a Late Period of 62 days after the Monthly Deduction Day on which the cash surrender value is insufficient to cover the monthly deduction charge. To inform you of this situation, we will mail a notice to you at your last known address at least 31 days before the end of the Late Period. We will also mail a copy of the notice to the last known address of any assignee on our records. If you do not send us a premium payment postmarked by the end of the Late Period, the Death Benefit Guarantee will be invoked immediately on the Monthly Deduction Date. We will send a notification to your last known address that the Death Benefit Guarantee has been invoked and what Death Benefit Guarantee Amount will apply.



                                    PAGE 6
                                    0295-6

     If the Death Benefit Guarantee is in effect and there is an outstanding loan, you will be given the opportunity to repay the loan. We will notify you that if the loan, including any loan interest due, is not repaid within 62 days, the Death Benefit Guarantee will be invoked, as described above, on the Monthly Deduction Date following the expiration of 62 days. If not repaid, the amount of any outstanding loan and loan interest will be deducted from the Death Benefit Guarantee Amount.

     Once the Death Benefit Guarantee is invoked, no further charges will be deducted, and no surrender, partial withdrawals, loans or changes of premium allocation election will be permitted. The Death Benefit Guarantee Amount will be paid when we receive proof that the Insured has died.

     If there is no Death Benefit Guarantee on the policy, the policy will continue for a Late Period of 62 days after that Monthly Deduction Day on which the cash surrender value is insufficient to cover the monthly deduction charge. If you do not send us a payment, postmarked by the end of the Late Period, the policy will end and there will be no more benefits under the policy. To inform you of this event, we will mail a notice to you at your last known address at least 31 days before the end of the Late Period. We will also mail a copy of the notice to the last known address of any assignee on our records.

3.7 WHAT IF THE INSURED DIES DURING THE LATE PERIOD? If the Insured dies during the Late Period, we will pay the policy proceeds. However, these proceeds will be reduced by the amount of any unpaid loan, loan interest and any unpaid Monthly Deduction Charges for the full policy month or months that run from the beginning of the late period through the policy month in which the Insured died.

3.8 CAN YOU REINSTATE THE POLICY IF IT ENDS? Within 5 years after this policy has ended, you can apply to reinstate the policy (a) if you did not surrender it and (b) even if the Death Benefit Guarantee has been invoked. When you apply for reinstatement, you must provide proof of insurability that is acceptable to us. However, if the required payment is made within 31 days after the end of the Late Period, no proof of insurability is required.

3.9 WOULD ADDITIONAL PREMIUMS BE REQUIRED TO REINSTATE THE POLICY? In order to reinstate this policy, a payment must be made in an amount that is sufficient to keep this policy in force for at least 3 months. The reinstatement amount is based solely on Monthly Deduction Charges. Upon reinstatement, the cash value shall be equal to the cash value at the time of lapse or when the Death Benefit Guarantee was invoked, less the difference between the surrender charge assessed at that time and the surrender charge which applies at the time of reinstatement, and less any unpaid loan, if not repaid. Any surrender charges that apply after the reinstatement will be based on the same set of charges that existed prior to the lapse or when the Death Benefit Guarantee was invoked. In determining the surrender charges that apply after reinstatement, we determine what policy year the policy would have been in had it not lapsed or had the Death Benefit Guarantee invoked. Any unpaid loan can also be reinstated or repaid, together with loan interest at 6% compounded once each year from the end of the late period to the date of reinstatement. If a policy loan interest rate of less than 6% is in effect when the policy is reinstated, the interest rate for any unpaid loan at the time of reinstatement will be the same as the policy loan interest rate. The effective date of reinstatement will be the Monthly Deduction Day on or following the date we approve the request for reinstatement. A Death Benefit Guarantee will only apply to a reinstated policy if one existed before the Death Benefit was invoked. Any coverage put into effect as a result of the Death Benefit Guarantee being invoked is terminated upon reinstatement of this policy.


                                    PAGE 7
                                    0295-7

                       SECTION FOUR - SEPARATE ACCOUNT


4.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED? We have established and maintain the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains and losses from the assets of the Separate Account are credited or charged to it without regard to our other income, gains or losses. We put assets in the Separate Account for this policy, and we may also do the same for any other variable life insurance policies we may issue.

4.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED? The Separate Account invests its assets in shares of one or more mutual funds. Fund shares are purchased, redeemed and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add, combine or eliminate any Investment Division of the Separate Account, subject to any required regulatory approvals.

4.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG? The assets of the Separate Account are our property. There are Separate Account assets which equal the reserves and other contract liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other contract liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

4.4 WHEN WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED? We will determine the value of the assets of the Separate Account on each day during which the New York Stock Exchange is open for trading. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we established in good faith.

4.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT? We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term "Separate Account", as used in this policy, shall then mean the separate account to which the assets were transferred.

4.6 WHAT OTHER RIGHTS DO WE HAVE? We also reserve the right, when permitted by law, to:

     (a) de-register the Separate Account under the Investment Company Act of 1940;

     (b) manage the Separate Account under the direction of a committee or discharge such committee at any time;

     (c) restrict or eliminate any voting rights of policyowners or other persons who have voting rights as to the Separate Account;

     (d) combine the Separate Account with one or more other separate accounts; and

     (e) substitute shares of any other mutual fund for mutual fund shares held in any Investment Division with similar investment objectives.

4.7 CAN A CHANGE IN THE INVESTMENT OBJECTIVE OR STRATEGY OF THE SEPARATE ACCOUNT BE REQUIRED? When required by law or regulation, an investment objective of the Separate Account can be changed. It will only be changed if approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or district in which this policy is delivered.



                                    PAGE 8
                                    0295-8

4.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR FUNDS PURCHASE? Your interest of this policy in the Separate Account prior to the date on which the life insurance benefit becomes payable is represented by accumulation units. The number of accumulation units purchased in an Investment Division will be determined by dividing the part of any premium payment or the part of any transfer applied to that Investment Division, by the value of an accumulation unit for that Division on the transaction date. Payments allocated, transferred or otherwise added to the Investment Divisions will be applied to provide accumulation units in those Investment Divisions. Accumulation units are redeemed when amounts are loaned, transferred, surrendered or otherwise deducted. These transactions are called policy transactions.

4.9 WHAT ARE ACCUMULATION UNITS? Accumulation units are the accounting units used to calculate the values under this policy.

4.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED? The value of an accumulation unit on any business day is determined by multiplying the value of that unit on the immediately preceding business day by the net investment factor for the valuation period. The valuation period is the period from the close of the immediately preceding business day to the close of the current business day. The net investment factor for this policy used to calculate the value of an accumulation unit in any Investment Division of the Separate Account for the valuation period is determined by dividing (a) by (b), where:

     (a) is the sum of:

         (1) the net asset value of a fund share held in the Separate Account for that Investment Division determined at the end of the current valuation period, plus

         (2) the per share amount of any dividends or capital gain distributions made by the fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the valuation period.

     (b) is the net asset value of a fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding valuation period.

     The net investment factor may be greater or less than one; therefore, the value of an accumulation unit may increase or decrease.

4.11 CAN YOU TRANSFER FUNDS BETWEEN INVESTMENT DIVISIONS AND BETWEEN THE INVESTMENT DIVISIONS AND THE FIXED ACCOUNT? Transfers can be made between Investment Divisions of the Separate Account and between the Investment Divisions and the Fixed Account. We reserve the right to apply a charge, not to exceed $30, for each transfer after the first twelve in a given policy year. If this charge is assessed, it will be applied to the appropriate Investment Divisions, and/or the Fixed Account, on the basis of the amount of the total transfer that is allocated from each Investment Division, and/or the Fixed Account.

     We also reserve the right not to accept transfer instructions that are submitted by any person, asset allocation service, and/or market timing service on your behalf.




                                    PAGE 9
                                    0295-9

4.12 WHEN WILL THESE TRANSFERS TAKE EFFECT? Transfers between Investment Divisions (and also to and from the Fixed Account) will generally take effect as of the business day we receive, at our Home Office, your signed written request that gives us the facts we need. However, if we receive your request after the New York Stock Exchange is closed for trading, or on a day on which the New York Stock Exchange is not open for trading, the transfer will take effect on the next business day.

4.13 ARE THERE LIMITS ON THE AMOUNT YOU CAN TRANSFER BETWEEN INVESTMENT DIVISIONS? The minimum amount that can be transferred is the lesser of $500 or the value of all remaining accumulation units in the Investment Division, unless we agree otherwise. The Investment Division from which the transfer is being made must maintain a minimum balance of $500 after the transfer is completed. If, after a transfer, the value of the remaining accumulation units in an Investment Division would be less than $500, we have the right to include that amount as part of the transfer.


                         SECTION FIVE - FIXED ACCOUNT


5.1 WHAT IS THE FIXED ACCOUNT? The Fixed Account is supported by assets of the Corporation that are not segregated in any of the separate accounts of New York Life Insurance and Annuity Corporation. Payments applied to and any amounts transferred to the Fixed Account are credited with interest using a fixed interest rate which we declare periodically. We will set this rate in advance at least annually. This rate will never be less than the rate shown on the Policy Data page. All payments applied to, or amounts transferred to, the Fixed Account thereafter will receive the rate in effect at that time. The interest we credit may be different for loaned and unloaned amounts.

5.2 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE SEPARATE ACCOUNT? Yes. The minimum amount which can be transferred is the lesser of: (a) $500, or (b) the amount in the Fixed Account, unless we agree otherwise. However, if the values remaining in the Fixed Account after the transfer would be less than $500, we have the right to include that amount as part of the transfer. The sum of all such transfers in a policy year cannot exceed the greater of (a) 20% of the accumulation value in the Fixed Account at the beginning of that policy year, or (b) $5,000.

5.3 CAN TRANSFERS BE MADE FROM THE SEPARATE ACCOUNT TO THE FIXED ACCOUNT? You can make transfers from the Investment Divisions of the Separate Account to the Fixed Account. The minimum amount which can be transferred from any one Investment Division is the lesser of: (a) $500, or (b) the value of all remaining Accumulation Units in that Investment Division, unless we agree otherwise. However, if the value remaining in an Investment Division after the transfer would be less than $500, we have the right to include that amount as part of the transfer.

     If during any period the interest rate being credited to the Fixed Account is equal to the guaranteed rate shown on the Policy Data page, the sum of all transfers to the Fixed Account in a policy year cannot exceed the greater of (a) 20% of the total value in the Separate Account at the beginning of that policy year, or (b) $5,000. If, during a given policy year, this limit becomes effective, and you have already transferred more than the greater of (a) 20% of the Separate Account value to the Fixed Account or (b) $5,000, no additional transfers to the Fixed Account will be permitted for the remainder of that Policy Year. However, this maximum limit will not apply if the Insured is age 65 or older on the most recent Policy Anniversary.


                                   PAGE 10
                                   0295-10

                      SECTION SIX - CASH VALUE AND LOANS

6.1 WHAT IS THE CASH VALUE OF THIS POLICY? The cash value of this policy at any time is equal to the total accumulation value of the portion of the cash value of this policy allocated to the Separate Account plus the portion of the cash value of this policy allocated to the Fixed Account.

6.2 CAN YOU SURRENDER THIS POLICY? At any time after this policy has cash value, and while the Insured is living, you can surrender it for its cash surrender value. The cash surrender value is equal to the cash value less any surrender charges which may apply, and less any unpaid loan and accrued interest. You can also elect to make a partial withdrawal for a percentage of the cash surrender value.

6.3 HOW IS THE SURRENDER CHARGE DETERMINED? For the number of years shown on Policy Data Page 2.2, a surrender charge will be assessed if the policy is surrendered. A surrender charge will also be assessed if a partial withdrawal is requested. The surrender charge will be based on a percentage of the lesser of the cash value or the initial single premium and will never be greater than the maximum surrender charges shown on Policy Data Page 2.2. However, in any policy year, we will permit an amount to be withdrawn from the policy without incurring a surrender charge. This amount is equal to the greater of (a) 10% of the total premiums paid OR (b) 100% of the policy's cash value less the total premiums paid. The surrender charge applied to either a surrender or a partial withdrawal is calculated after the amount that can be withdrawn from the policy without incurring a charge is deducted.

6.4 HOW CAN FUNDS BE WITHDRAWN FROM THIS POLICY? You can request a partial withdrawal by sending us your signed written request that must be received while the Insured is living. The minimum amount that can be withdrawn is $500, unless we agree otherwise. The withdrawal will be made on a pro-rata basis from the Fixed Account and/or Investment Divisions, unless you direct otherwise. If the portion of your request for a partial withdrawal from the Fixed Account or Investment Division is greater than the amount in the Fixed Account and/or Investment Division, we will pay you the entire value of the Fixed Account and/or that Investment Division, less any surrender charge which may apply.

     We may charge a fee, not to exceed the lesser of $25, or 2% of the amount withdrawn, for processing a partial withdrawal. This fee will be deducted from the Fixed Account and/or Investment Divisions based on the withdrawal allocation specified or, if none, on a pro-rata basis. When you take a partial withdrawal, the cash value will be reduced by the amount of the withdrawal proceeds and any applicable surrender charge, as of the date we make the payment. In addition, the life insurance benefit may be reduced. (See Section 6.5.) A partial withdrawal may also reduce the Death Benefit Guarantee Amount. (See Section 6.6 for additional information.) A partial withdrawal will not be permitted if it would reduce the cash surrender value of the policy to less than $5,000, if the age of the Insured at issue was age 0-17 or less than $10,000, if the age of the Insured at issue was age 18 and over. We reserve the right to limit partial withdrawals in the first policy year.

6.5 HOW WILL A WITHDRAWAL AFFECT YOUR POLICY'S VALUES? If the life insurance benefit equals the policy's Face Amount when you make a partial withdrawal, the Face Amount will be reduced by the amount of the partial withdrawal, on a dollar for dollar basis. The cash value will be reduced by the net amount of the withdrawal plus any applicable fees and charges.

     If the life insurance benefit exceeds the Face Amount before a partial withdrawal, then the Face Amount may be reduced depending on the level of cash value after the withdrawal. If the cash value after the withdrawal is greater than the current Face Amount divided by the applicable percentage shown on Policy Data Page 2.3, then the life insurance benefit will be reduced by the amount of the withdrawal plus any applicable fees and charges multiplied by the applicable percentage from Policy Data Page
     2.3. If the cash value is less than the current Face Amount divided by the applicable percentage from Policy Data Page 2.3, then the Face Amount will be reduced by the difference between the cash value divided by the applicable percentage from Policy Data Page 2.3. In either case the cash value will be reduced by the amount of the partial withdrawal, on a dollar for dollar basis plus any applicable fees and charges.

                                   PAGE 11
                                   0295-11

6.6 WILL A WITHDRAWAL AFFECT THE DEATH BENEFIT GUARANTEE? If there is a Death Benefit Guarantee in effect under this policy, a withdrawal will not cause it to terminate. However, the Death Benefit Guarantee Amount under the policy may decrease. After a withdrawal, a new Death Benefit Guarantee Amount may apply. It will be the lowest amount of a, b or c, where:

     (a) The Initial Face Amount that would be purchased, assuming that the reduced policy values were equal to 100% of the Guideline Single Premium for a new policy at the Insured's attained age;

     (b) The policy's Face Amount if reduced under the conditions in section
         6.5 above; or

     (c) The Death Benefit Guarantee Amount applicable immediately before the withdrawal.

6.7 WHAT MONTHLY DEDUCTIONS ARE MADE AGAINST THE CASH VALUE? On each Monthly Deduction Day, the following deductions are made from the policy's cash value:

     (a) The monthly cost of insurance for the amount of the life insurance benefit in effect at that time;

     (b) An administrative charge, based on your cash value after the cost of insurance has been deducted, not to exceed the rate shown on the Policy Data page;

     (c) A Deferred Sales Expense Charge, based on your cash value after the cost of insurance has been deducted, not to exceed the rate shown on the Policy Data page, for a 10 year period following each premium paid.

     (d) A Mortality and Expense Risk Charge, based upon the amount you have in the Separate Account, not to exceed the rate shown on the Policy Data Page.

        The Monthly Deduction Day for this policy, which is shown on the Policy Data page, will be the same calendar day each month, as determined by the policy date. The first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the issue date of the policy.

        However, if, on the issue date we have not yet received the initial premium payment for the policy, the first Monthly Deduction Day will be the first occurrence of this calendar day that falls on or after the date we receive such payment. If the policy date for this policy is earlier than the issue date, then deductions made on the first monthly Deduction Day will include the monthly deductions specified in
        (a) through (c) above. These deductions would have been made on each Monthly Deduction Day for the period from the policy date to the issue date as if the policy had been issued on the policy date.

        All monthly deductions are made in accordance with your expense allocation, if any. If no expense allocation is in effect, monthly deductions will be made on a pro-rata basis from each of the Investment Divisions and the Fixed Account.


6.8 HOW IS THE COST OF INSURANCE FOR THIS POLICY CALCULATED? The cost of insurance is calculated on each Monthly Deduction Day. The monthly cost of insurance is based on the net amount at risk. The monthly cost of insurance is equal to (1) multiplied by the result of (2) minus (3) where:

         (1) is the monthly cost of insurance rate per $1,000 of insurance;

         (2) is the number of thousands of life insurance benefit as of the Monthly Deduction Day divided by 1.00327; and

         (3) is the number of thousands of cash value as of the Monthly Deduction Day (before this cost of insurance and any applicable contract charge, are deducted).

6.9 WHAT IS THE COST OF INSURANCE RATE? The rates used to determine the cost of insurance for the initial face amount are based on the Insured's attained age, sex, and class of risk at the time the initial face amount took effect. For the initial face amount, the monthly cost of insurance rates will never exceed the maximum rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates attached to this policy. The actual rate will be set by us, in advance, at least once a year. Any change in cost of insurance rates will be made on a uniform basis for Insureds in the same class, based on attained age, sex, and class of risk. Any change in these rates will be based on future expectations for items such as investment earnings, mortality, persistency and expenses.

                                   PAGE 12
                                   0295-12

6.10 WHAT IS THE LOAN VALUE OF THIS POLICY? Using this policy as sole security, you can borrow any amount up to the loan value of this policy. The loan value on any given date is equal to 90% of the cash surrender value.

6.11 WHAT HAPPENS WHEN YOU TAKE A LOAN? When a new loan is taken (including the situation where unpaid loan interest is charged as a new loan), a transfer is made from the Separate Account to the Fixed Account. This transfer is made so that, after the transfer, the amount in the Fixed Account, which is securing the outstanding loan(s), will equal 108% of the sum of the new loan and any previous unpaid loans. This percentage will be reduced accordingly if a lower loan interest rate is in effect at the time this transfer is made. For example, the percentage will be 106% if the loan interest rate is 6% at that time. This transfer will be made on a pro-rata basis from the various Investment Divisions. While a policy loan is outstanding, no partial withdrawals or transfers which would reduce the cash value of the Fixed Account below 108% (or any lower percentage that may be in effect at that time) of the outstanding loan are permitted. In addition, if any portion of a Monthly Deduction Charge would cause the amount in the Fixed Account to fall below the amount of the outstanding loan, we reserve the right to deduct that portion of the Monthly Deduction Charge on a pro-rata basis from the Investment Divisions instead.

     The amount in the Fixed Account that equals the amount of an unpaid loan will be credited with interest at a rate which will never be lower than the effective annual loan interest rate, less 2%. In no event will the rate credited to loaned amounts ever be less than the interest rate shown on the Policy Data page.

6.12 WHAT IS THE LOAN INTEREST RATE FOR THE POLICY? Unless we set a lower rate for any period, the effective annual loan interest rate is 8%, which is payable in arrears. Loan interest for the policy year in which a loan is taken will be due on the next policy anniversary. Loan interest accrues each day and is payable on the anniversary, on the date of death, surrender, or lapse, or on the date of a loan increase or loan repayment. Loan interest not paid when due will be charged as a new unpaid loan.

6.13 IF THE LOAN INTEREST RATE IS REDUCED, CAN IT SUBSEQUENTLY INCREASE? Yes. If we have set a rate lower than 8% per year, any subsequent increase in the interest rate will be subject to the following conditions:

     (1) The effective date of any increase in the interest rate shall not be earlier than one year after the effective date of the establishment of the previous rate.

     (2) The amount by which the interest rate can be increased will not exceed one percent per year, but the rate of interest shall in no event ever exceed 8%.

     (3) We will give notice of the interest rate in effect when a loan is made and when sending notice of loan interest due.

     (4) If a loan is outstanding 40 days or more before the effective date of an increase in the interest rate, we will notify you of that increase at least 30 days prior to the effective date of the increase.

     (5) We will give notice of any increase in the interest rate when a loan is made during the 40 days before the effective date of the increase.





                                   PAGE 13
                                   0295-13

6.14 HOW ARE LOAN REPAYMENTS CREDITED TO THE POLICY? All or part of an unpaid loan can be repaid before the Insured's death or before the policy is surrendered. When a loan repayment is received, we will first use that money to cancel any portion of the outstanding loan that was originally taken from the Fixed Account. Any remaining portion of the loan repayment will be allocated to the Separate Account in the same proportion as the amount of money you have in each Investment Division on the date of the loan repayment, unless you indicate otherwise and we agree.

6.15 WHAT HAPPENS IF A LOAN IS NOT REPAID? If a loan is outstanding when the life insurance benefit becomes payable, we will deduct the amount of the unpaid loan plus accrued interest from these proceeds. The cash surrender value reflects a deduction of any outstanding policy loan and accrued interest. In addition, it may happen in a given policy year that, based on the loan interest rate in effect when that policy year began (ignoring any subsequent increase in the rate during that policy year), any unpaid loan plus accrued interest exceeds the cash value of this policy less surrender charges. In that event, we will mail a notice to you at your last known address, and a copy to the last known assignee on our records. All insurance will end 31 days after the date on which we mail that notice to you if the excess of the unpaid loan plus accrued interest over the cash value less surrender charges is not paid within that 31 days. However, if at the end of this 31 day period this policy is in the Late Period, as described in the Premiums section, this policy will not end earlier than the end of the Late Period. In addition, if a higher rate or rates take effect during the policy year, this policy will not end any sooner than it would have if the rate had not changed.

6.16 DOES A LOAN AFFECT THE DEATH BENEFIT GUARANTEE? Any loan taken under the conditions described above may affect the Death Benefit Guarantee as described in Section 1.3.


                  SECTION SEVEN - PAYMENT OF POLICY PROCEEDS


7.1 HOW WILL POLICY PROCEEDS BE PAID? The proceeds of this policy will be paid in one sum, or if elected, all or part of these proceeds can be placed under one or more of the options described in this section. If we agree, the proceeds may be placed under some other method of payment instead.

     Any life insurance proceeds paid in one sum will bear interest compounded each year from the Insured's death to the date of payment. We set the interest rate each year. This rate will be at least 3% per year, and will not be less than required by law.

7.2 HOW DO YOU ELECT AN OPTIONAL METHOD OF PAYMENT? While the Insured is living, you can elect or change an option. You can also elect or change one or more beneficiaries who will be the payee or payees under that option.

     After the Insured dies, any person who is to receive proceeds in one sum (other than an assignee) can elect an option and name payees. The person who elects an option can also name one or more successor payees to receive any amount remaining at the death of the payee. Naming these payees cancels any prior choice of successor payees. A payee who did not elect the option does not have the right to advance or assign payments, take the payments in one sum, or make any other change. However, the payees may be given the right to do one or more of these things if the person who elects the option tells us in writing and we agree.

7.3 HOW CAN AN OPTION BE CHANGED? If we agree, a payee who elects Option 1A, 1B or 2 may later elect to have any amount we still have, or the present value of any elected payments, placed under some other option described in this section.


                                   PAGE 14
                                   0295-14

7.4 WHO CAN BE NAMED PAYEES? Only individuals who are to receive payments on their own behalf may be named as payees or successor payees, unless we agree otherwise. We may require proof of the age or the survival of a payee.

7.5 WHAT HAPPENS IF THE PAYEE DIES BEFORE ALL PROCEEDS HAVE BEEN PAID? It may happen that when the last surviving payee dies, we still have an unpaid amount, or there are some payments that remain to be made. If so, we will pay the unpaid amount with interest to the date of payment, or pay the present value of the remaining payments, to that payee's estate in one sum. The present value of the remaining payments is based on the interest rate used to compute them, and is always less than their sum.

7.6 IS THERE A MINIMUM PAYMENT THE COMPANY WILL MAKE? When any payment under an option would be less than $100, we may pay any unpaid amount or present value in one sum.

7.7 WHAT ARE THE PROCEEDS AT INTEREST OPTIONS (1A AND 1B)? The policy proceeds can be left with us at interest. We will set the interest rate each year. This rate will be at least 3% per year.

     For the Interest Accumulation Option (Option 1A), we credit interest each year on the amount we still have. This amount can be withdrawn at any time in sums of $100 or more. We pay interest to the date of withdrawal on sums withdrawn.

     For the Interest Payment Option (Option 1B), we pay interest once each month, every 3 months, every 6 months, or once each year, as chosen, based on the amount we still have.

7.8 WHAT IS THE LIFE INCOME OPTION (2)? We make equal payments each month during the lifetime of the payee or payees. We determine the amount of the monthly payment by applying the policy proceeds to purchase a corresponding single premium life annuity policy which is being issued when the first payment is due. Payments are based on the appropriately adjusted annuity premium rate in effect at that time, but will not be less than the corresponding minimum shown in the Option 2 Table. These minimum amounts are based on the 1983 Table "a" with Projection Scale G, and with interest compounded each year at 3%.

     When asked, we will state in writing what the minimum amount of each monthly payment would be under this option. It is based on the sex and adjusted age of the payee or payees.

     To find the adjusted age in the year the first payment is due, we increase or decrease the payee's age at that time, as follows:

         2002-2005       2006-2015           2016-25           2026-35        2036 & later
         -----------------------------------------------------------------------------------
            +1               0                 -1                -2               -3

     We make a payment each month during the lifetime of the payee. Payments do not change, and are guaranteed for 10 years, even if that payee dies sooner.






                                   PAGE 15
                                   0295-15

--------------------------------------------------------------------------------
     OPTION 2 TABLE
--------------------------------------------------------------------------------

    Minimum Monthly Payment per $1,000 of Proceeds Guaranteed for 10 Years

     Payee's
     Adjusted
     Age                   MALE                                        FEMALE
     -----------------------------------------------------------------------------------
     60                    4.46                                        4.03
     61                    4.55                                        4.11
     62                    4.66                                        4.19
     63                    4.76                                        4.27
     64                    4.87                                        4.37
     65                    4.99                                        4.46
     66                    5.11                                        4.57
     67                    5.24                                        4.67
     68                    5.38                                        4.79
     69                    5.52                                        4.91
     70                    5.66                                        5.04
     71                    5.81                                        5.18
     72                    5.96                                        5.32
     73                    6.12                                        5.47
     74                    6.28                                        5.63
     75                    6.45                                        5.79
     76                    6.61                                        5.96
     77                    6.78                                        6.14
     78                    6.96                                        6.32
     79                    7.13                                        6.51
     80                    7.30                                        6.70
     81                    7.46                                        6.89
     82                    7.63                                        7.07
     83                    7.78                                        7.26
     84                    7.93                                        7.44
     85 & over             8.07                                        7.62


                      SECTION EIGHT - GENERAL PROVISIONS


8.1 WHAT CONSTITUTES THE ENTIRE CONTRACT? The entire contract consists of this policy, any attached riders or endorsements, and the attached copy of the application. Only our Chairman, President, Secretary, or one of our Vice Presidents is authorized to change the contract, and then, only in writing. No change will be made to this contract without your consent. No agent is authorized to change this contract.

8.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE IN THE APPLICATION FOR THIS POLICY? In issuing this policy, we have relied on the statements made in the application. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and is part of the application.


                                   PAGE 16
                                   0295-16

8.3 WILL WE BE ABLE TO CONTEST THIS POLICY? We will not contest the payment of the life insurance proceeds, after this policy has been in force during the lifetime of the Insured for 2 years from the date of issue. If this policy ends, and is subsequently reinstated, we will not contest this policy after it has been in force during the lifetime of the Insured for 2 years from the date of reinstatement.

8.4 DOES THIS POLICY COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane within 2 years of the date of issue, is not covered by this policy. In that event, this policy will end and the only amount payable will be the premiums paid to us, less any unpaid loan and any partial surrender benefits paid.

8.5 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED? Policy years, months, and anniversaries are measured from the policy date, unless otherwise stated.

8.6 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSES OF THIS POLICY? When we refer to a person's age in this policy, we mean his or her age on the birthday that is nearest to the previous anniversary.

8.7 WHAT HAPPENS IF A PERSON'S AGE OR SEX HAS BEEN STATED INCORRECTLY? If we would pay too little or too much because the age or sex of the Insured is not correct as stated, we will adjust the proceeds, up or down, to reflect the correct age or sex. The amount of the death benefit shall be that which would be purchased by the initial premium paid at the correct age and sex. Any adjustment will maintain the choice of Guideline Single Payment Percentage indicated on the policy data page.

8.8 CAN PAYMENT OF A LOAN OR SURRENDER PROCEEDS BE DEFERRED? Generally, we will grant any loan, or pay any surrender proceeds or life insurance proceeds within 7 days after we receive all the requirements that we need. However, we may defer making any of these payments, for any period during which the New York Stock Exchange is closed for trading (other than the usual weekend or holiday closings), or if the Securities and Exchange Commission restricts trading or has determined that a state of emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In addition, we reserve the right to defer any of these payments based on funds allocated to the Fixed Account for as long as 6 months.

8.9 CAN YOU ASSIGN OR TRANSFER THE POLICY? While the Insured is living, you can assign this policy, or any interest in it. If you do this, your interest, and anyone else's is subject to that of the assignee. As owner, you still have the rights of ownership which have not been assigned.

8.10 CAN THE ASSIGNEE CHANGE THE OWNER OR BENEFICIARY? An assignee cannot change the owner or beneficiary of this policy, and cannot elect or change an optional method of payment of proceeds. Any amount payable to the assignee will be paid in one sum.

8.11 HOW DO YOU ASSIGN THE POLICY? You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment we make or other action we take before we record the assignment.




                                   PAGE 17
                                   0295-17

8.12 ARE THE PAYMENTS MADE UNDER THIS POLICY PROTECTED AGAINST CREDITORS? Payments we make under this policy are, to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

8.13 TO WHOM SHOULD PAYMENTS FOR THIS POLICY BE MADE? Any payment made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation. When asked, we will provide a countersigned receipt, signed by our President or Secretary, for any premium paid to us.

8.14 IS THIS POLICY SUBJECT TO ANY LAW? This policy is subject to all laws that apply.

8.15 ARE ANY DIVIDENDS PAYABLE ON THIS POLICY? This is a non-participating policy, on which no dividends are payable.

8.16 WILL YOU BE UPDATED REGARDING THE STATUS OF YOUR POLICY? Each policy year after the first, while this policy is in force and the Insured is living, we will send a written report to you within 30 days after the policy anniversary. It will show, as of that anniversary, the cash value, cash surrender value and the amount of any unpaid loan and accrued interest. This report will also give you any other facts required by state law or regulation.

8.17 CAN YOU EXCHANGE YOUR POLICY? Within 24 months of the issue date of this policy, you can exchange it for a new policy on the life of the Insured without evidence of insurability. In order to exchange this policy, we will require:

      (a) that this policy be in effect on the date of exchange;

      (b) repayment of any unpaid loan and accrued interest;

      (c) an adjustment, if any, for premiums and cash values of this and the new policy.

      The date of exchange will be the later of: (a) the date you send us this policy along with a signed written request for an exchange; or (b) the date we receive at our Home Office, or at any other location that we indicate to you in writing, the necessary payment for the exchange.

      The benefits for the new policy will not reflect the investment experience of the Separate Account. The new policy will be on a permanent plan of insurance that we were offering for this purpose on the date of issue of this policy. You may choose for the new policy to have either a face amount equal to the face amount of this policy on the date of exchange or the same Death Benefit. The new policy will be based on the same issue age, sex and class of risk as this policy. All riders attached to this policy will end on the date of exchange, unless we agree otherwise.

8.18 WHAT IS THE BASIS USED FOR COMPUTATION OF POLICY VALUES? All cash surrender values and maximum cost of insurance rates referred to in this policy are based on the mortality table referred to on Policy Data page
      2. This mortality table applies if the Insured is in a standard or better risk class. Separate scales of maximum cost of insurance rates apply to substandard risk classes.

      Continuous functions are used, with interest as stated in the Fixed Account section. The guaranteed minimum rate of return of the Fixed Account will yield values which are at least as much as the law requires. We have filed a statement with the insurance official in the state or district in which this policy is delivered. It describes, in detail, how we compute policy benefits and cash surrender values.


                                   PAGE 18
                                   0295-18

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION       MODIFIED SINGLE PREMIUM VARIABLE UNIVERSAL LIFE
                                                      INSURANCE POLICY

51 Madison Avenue                                     Variable Life Insurance Benefit - Modified Single
New York, N.Y.  10010                                 Premium Payments.  Proceeds Payable at
                                                      Insured's Death.
                                                      AMOUNT OF VARIABLE LIFE INSURANCE OR
                                                      CASH VALUE PROCEEDS MAY VARY,
                                                      REFLECTING INVESTMENT EXPERIENCE OF
                                                      SEPARATE ACCOUNT.
                                                      Limited Premium Flexibility - No Premiums Payable
                                                      on or After Age 100

A Stock Company Incorporated in Delaware              Policy is Non-Participating
















         302-95